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                                                 Exhibit 3.2



                       Wisconsin Gas Company
                       Amendment to By-Laws
                    Effective February 28, 1995



    RESOLVED, that the second sentence of Section 3.01 of the Company's By-Laws be, and it hereby is, amended to read as follows:

         "The Board of Directors shall consist of ten (10) members."

    FURTHER RESOLVED, that the foregoing shall be effective February 28, 1995.
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